UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010
______________________________

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)
______________________________

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 212 Boca Raton, FL 33432
(Address of principal executive offices) (Zip Code)

(561) 953-5343
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 26, 2010, Bonds.com Group, Inc. (the “Company,” “we,” “us” and “our”) entered into a letter agreement (the “Letter Agreement”) with John J. Barry, IV, who was our Chief Executive Officer and President prior to entering into the Letter Agreement and now is our Vice Chairman and Chief Strategic Officer.  The terms of the Letter Agreement are described in detail in Item 5.02 below.

Item 1.02.     Termination of a Material Definitive Agreement.

On February 26, 2010, pursuant to the terms of the Letter Agreement and in connection with the management changes described in Item 5.02 below, the Employment Agreement, dated July 7, 2009, between the Company and John J. Barry, IV was terminated.  Pursuant to the Letter Agreement, Mr. Barry waived and released the Company from any and all claims he might have under the terminated Employment Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the Letter Agreement, the Company has agreed to issue John J. Barry, IV an employee incentive stock option to purchase 6,000,000 shares of our Common Stock at an exercise price of $0.375 per share.  On issuance, the option will be immediately vested.  The option will be issued in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933 (the “Securities Act”) based upon, among other things, Mr. Barry’s knowledge of and experience with the Company and investment representations and warranties to be made by him.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Our Senior Management.

On February 26, 2010, John J. Barry, IV, resigned from his positions as our Chief Executive Officer and President and was appointed as our Vice-Chairman and Chief Strategic Officer.  In connection with Mr. Barry’s transition to these new positions, Michael Sanderson, formerly our Chief Operating Officer for our New York, New York office and our BondStation Pro line of business, was appointed as our Chief Executive Officer, effective February 26, 2010.

On March 4, 2010, the Company issued a press release regarding these management changes.  A copy of the press release is attached as Exhibit 99.1 to this Current Report.

As previously disclosed, prior to joining the Company, Mr. Sanderson, who is 67, served as Executive Director of Laidlaw & Company (UK) Ltd., an investment banking and advisory firm.  He began his career at Merrill Lynch where he spent 23 years in roles including serving as Chairman and CEO of Merrill Lynch Canada.  Subsequent to his years at Merrill Lynch, Mr. Sanderson was CEO of Instinet, Inc. and later became Chairman & CEO of Reuters Americas.  Mr. Sanderson has also held leadership positions at Market XT and served as CEO of NASDAQ Europe, where he also served on the Board of Directors.  Mr. Sanderson is a graduate of Brown University and received his Masters (MA) from Oxford University.

Letter Agreement with John J. Barry, IV.

In connection with his transition to the role of Vice-Chairman and Chief Strategic Officer, the Company and Mr. Barry entered into the Letter Agreement.  The Letter Agreement sets forth certain binding and nonbinding provisions regarding Mr. Barry’s transition and his new role with the Company.  The Letter Agreement contemplates that the Company and Mr. Barry will negotiate a new employment agreement which will set forth the terms of Mr. Barry’s employment in his new role as Vice Chairman and Chief Strategic Officer.

Until the new employment agreement is executed, Mr. Barry will be compensated at the base salary set forth in his prior agreement (and shall also continue to receive medical and dental benefits).  Additionally, as part of his transition to the new role of Vice Chairman and Chief Strategic Officer, the Company agreed to grant Mr. Barry the employee incentive option described in Item 3.02 above and agreed that the 1,750,000 unvested options currently held by him would become immediately vested and exercisable.  The foregoing terms regarding Mr. Barry’s base salary, benefits, new employee incentive option and vesting of his current option are binding and effective immediately.

The Letter Agreement also sets forth certain nonbinding terms that the Company and Mr. Barry anticipate would be included in the new employment agreement, when and if executed.  Those nonbinding terms include the following:

●	The Company would pay Mr. Barry a base annual salary in the amount of $200,000, with performance-based incentive payments that would enable him to earn up to $300,000 in salary.

●
In addition to the 6,000,000 options immediately issued to Mr. Barry (and described in Item 3.02 above), the Company would issue Mr. Barry options to purchase an additional 6,000,000 shares of the Company’s Common Stock.  Of this amount, 2,000,000 shares would be purchasable for $0.40 per share, 2,000,000 shares would be purchasable for $0.50 per share, and 2,000,000 shares would be purchasable for $1.00 per share.  The option would vest quarterly in equal increments over 24 months.

●
Mr. Barry would be empowered to create a sales team of seven to ten employees who report directly to him (the “Boca Group”), and operate under the supervision of the Board of Directors.  The Boca Group would receive bonuses from a bonus pool based on 50% of the Boca Group’s net operating profit.

●
The Company would make available a 10,000,000 option pool as an incentive for the Boca Group.  The exercise price of such options would not be more than 15% higher than the grant date fair market value.  In no event would the exercise price be less than $0.375 per share.  Mr. Barry would not be entitled to any of these options.

●
After the execution of the new employment agreement, if Mr. Barry is terminated without “cause” or terminates his employment for “good reason” (as those terms would be defined in the new employment agreement), Mr. Barry would be entitled to a trail on the Boca Group’s net operating profit as follows: 20% of the Boca Group’s net operating profit for the first year; 15% of the Boca Group’s net operating profit for the second year; and 10% of the Boca Group’s net operating profit for the third year.  If Mr. Barry terminates his employment without good reason or he is terminated for cause, he would not be entitled to any further payments. Among other things, the definition of “Good Reason” would include (i) the Company’s material failure to comply with applicable regulatory requirements in a manner that materially and adversely impacts the Boca Group’s ability to operate or recruit clients, (ii) any imposition by the Company of any unreasonable impediment to business that directly or indirectly effects the Boca Group’s ability to generate revenue for the benefit of the Company, and (iii) failure of the Company to work in good faith to cause its third party technology vendors to complete any connection to new technology reasonably proposed by the Boca Group and within the Boca Group’s budget.

●	In the event of a change in control, all of Mr. Barry’s options would become immediately vested and exercisable.

None of the foregoing employment terms are binding or effective unless and until the new employment agreement is executed with Mr. Barry.

Additionally, the Letter Agreement provides for certain additional obligations of the Company and Mr. Barry that are immediately binding and effective.  Those additional immediately and effective obligations include the following:

●
A voting agreement regarding the Company’s Board of Directors.  The Letter Agreement provides for the increase of the Board of Directors to six members and the addition of Jeffrey M. Chertoff, as discussed in more detail below, and the subsequent increase of the Board of Directors to seven members and the addition of a seventh member to be designated by Mr. Barry and who shall be independent under listing standards of the New York Stock Exchange or The NASDAQ Stock Market, not have any prior relationship with Mr. Barry and have relevant business experience.  Additionally, the Letter Agreement provides that the Board of Directors will not be increased beyond seven members and the current members, Mr. Chertoff and the director designated by Mr. Barry will continue to be elected unless the Board of Directors unanimously approves changes (except that directors may be removed without their consent for malfeasance).  These voting provisions shall apply for a period of three years.  John Barry III and Holly A.W. Barry also executed the Letter Agreement for purposes of agreeing to these voting provisions.

●
Additionally, the parties agreed that in the event John J. Barry, IV, John Barry III or the seventh director designated by Mr. Barry resigns from the Board of Directors, John J. Barry, IV or John Barry III would have the right to designate their replacement, who shall be independent under listing standards of the New York Stock Exchange or The NASDAQ Stock Market, not have any prior relationship with John J. Barry, IV or John Barry III and have relevant business experience.  Further, in the event Edwin L. Knetzger, III, Michael Sanderson or Jeffrey M. Chertoff resigns from the Board of Directors, Mr. Knetzger or Mr. Sanderson would have the right to designate their replacement, who shall be independent under listing standards of the New York Stock Exchange or The NASDAQ Stock Market, not have any prior relationship with Mr. Knetzger or Mr. Sanderson and have relevant business experience. Notwithstanding the foregoing, if John J. Barry, IV, John Barry III, Edwin L. Knetzger, III or Michael Sanderson resign from our Board of Directors without providing at least six months’ notice (other than in the event of a death or incapacity of any director, resignations requested by the Board or resignations in connection with health issues or family, personal or business emergencies), then their replacement would be designated by a majority of the remainder of the Board.

●
Within five business days of the execution of the Letter Agreement, the Company will wire to an escrow account $1,115,000, which funds shall be held in escrow and used to repay the Company’s indebtedness to MBRO Capital, LLC on or before March 25, 2010 (unless such indebtedness is previously repaid), subject to the execution of a mutually agreeable escrow agreement.

●
In the event the Company and Mr. Barry do not negotiate and execute the new employment agreement within 60 days of the date of the Letter Agreement, Mr. Barry will be deemed to have resigned as Vice Chairman and Chief Strategic Officer and he shall be entitled to: (a) a payment of $300,000, which shall be paid out as follows (i) $150,000 on the date thirty-one days from the date of the Letter Agreement if the new employment agreement has not been executed at such time, (ii) $75,000 on July 15, 2010, if the new employment agreement has not been executed at that time, and (iii) $75,000 on December 1, 2010, if the new employment agreement has not been executed at that time; and (b) payments equal to an additional

$900,000, which shall be paid to him over three years in equal monthly installments of $25,000 per month with the first payment to be made on the 61st day following the execution of the Letter Agreement (assuming the new employment agreement has not been executed).  In no event shall the foregoing payments exceed $1,200,000 in the aggregate.  If Mr. Barry receives any of the foregoing payments and the new employment agreement is subsequently executed, the amount of the foregoing payments received by him shall be credited against his compensation under the new employment agreement.

●
As disclosed in Item 1.02 above, Mr. Barry’s prior employment agreement is terminated, and he waives and releases the Company from any and all claims he may have under the old employment agreement or in connection with his prior employment or termination.

●
If the new employment agreement is not executed, Mr. Barry agrees that for a period of six months from any termination of his employment, he shall not compete with the Company, solicit any of the Company’s customers, employees or business partners, or disparage the Company or its officers, directors, employees or shareholders.

The foregoing description of the Letter Agreement is a summary only and is qualified in its entirety by reference to the Letter Agreement, a copy of which is included as Exhibit 10.1 to this Current Report.

This Current Report includes forward-looking statements. These statements relate to future events (including the anticipated execution of a new employment agreement with John J. Barry, IV and the terms thereof), and involve known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from any events expressed or implied by these forward-looking statements.  Such risks include the risk that the parties are unable to negotiate and agree upon a definitive new employment agreement for Mr. Barry.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual events may differ materially from those expressed or implied in these forward-looking statements.

Election of a New Director.

On February 26, 2010, our Board of Directors was expanded to six members and Jeffrey M. Chertoff was appointed as our sixth director.  Mr. Chertoff will serve as a member and Chairman of the Audit Committee of our Board of Directors.  The Letter Agreement described above provides for Mr. Chertoff’s election to the Board of Directors and his subsequent nomination and re-election to the Board of Directors for a period of three years.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

The following exhibits are furnished with this report:

Exhibit No.	Description
10.1	Letter Agreement, dated February 26, 2010, among Bonds.com Group, Inc., John J. Barry, IV, John Barry III and Holly A.W. Barry

99.1	Press release dated March 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2010

BONDS.COM GROUP, INC.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated February 26, 2010, among Bonds.com Group, Inc., John J. Barry, IV, John Barry III and Holly A.W. Barry

99.1	Press release dated March 4, 2010